Exhibit 99(a)
News Release
Integra Bank Corporation Reports Second Quarter 2009 Results
EVANSVILLE, INDIANA — July 31, 2009 — Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported financial results for the second quarter of 2009.
The net loss available to common shareholders for the second quarter of 2009 was $43.9 million, or $2.12 per diluted share, compared to $28.5 million, or $1.37 per diluted share for the first quarter of 2009. The provision for loan losses was $32.5 million, up $1.1 million from $31.4 million during the first quarter of 2009, while net-charge-offs totaled $28.8 million, or 4.80% of total loans on an annualized basis, up $11.5 million from $17.3 million, or 2.86% of total loans annualized for the first quarter of 2009. The increase in net charge-offs was attributable to the $17 million charge-off of the loan to Peoples Community Bancorp, Inc., a financial institution located in the Cincinnati, Ohio area (“PCBI”). A total of $8.25 million of this charge-off was provided for during the second quarter of 2009. The continued high level of provision was primarily due to continued weakness in the residential construction loan portfolio. The net interest margin for the second quarter of 2009 was 2.34%, compared to 2.39% in the first quarter.
The net loss for the second quarter of 2009 includes $1.1 million of dividends on the preferred shares sold to the Treasury Department in February 2009 under the Capital Purchase Program and discount accretion on the related warrant issued to the Treasury. It also includes a $1.2 million non-tax deductible mark to market adjustment for the warrant that reduced earnings. The warrant was reflected as a liability because it was not fully exercisable at the time of issuance. In April 2009, the Company’s shareholders approved an increase in the authorized shares of common stock and the issuance of the common stock upon exercise of the warrant, at which point the Company began accounting for the warrant as equity. This reclassification improved the Company’s capital ratios in April 2009, but did not affect those of Integra Bank N.A. The net loss also included an increase of $11.4 million in the valuation allowance associated with the Company’s deferred tax asset, an other-than-temporary securities impairment (OTTI) charge of $13.5 million and a special 5 basis point FDIC assessment of $1.6 million. The first quarter of 2009 included $0.4 million of preferred stock dividends and discount accretion, a reduction to earnings of $4.7 million for the warrant, a $5.0 million deferred tax valuation allowance, OTTI of $1.2 million and branch sale gains of $2.5 million.
On May 4, 2009, the Company announced the appointment of Michael J. Alley as its Interim Chairman and Chief Executive Officer and that an outside firm had been hired to institute a search process for a permanent CEO.
On May 20, 2009, Integra Bank N.A. announced that it entered into a formal written agreement with the Office of the Comptroller of the Currency (the “OCC”). Pursuant to the agreement, the Bank agreed to undertake certain actions to reduce the level of criticized assets and improve earnings within designated timeframes and operate in compliance with the agreement’s provisions during its term.
On June 26, 2009, the Company announced the completion of an initiative designed to improve profitability, efficiency and productivity. The initiative is expected to reduce future non-interest expense by over $8 million and improve future non-interest income by nearly $3 million on an annualized basis. The reduction to expense included a reduction in force, which was substantially completed during the second quarter.

“Although disappointed with our performance, we have taken and will continue to take concrete steps to improve,” stated Mike Alley, Chairman and CEO. “During the second quarter, we successfully executed a profit improvement initiative, initiated efforts to increase our margin and net interest income, took proactive steps to reduce our construction and development concentration, made progress on our CEO search and most importantly, made further changes that we believe will stabilize and then reduce our non-performing assets and credit losses. Additionally, the charge-off of the PCBI loan and the OTTI charges have reduced a significant element of risk in our balance sheet”, Alley added.
The allowance to total loans increased 26 basis points during the second quarter of 2009, to 3.50% at June 30, 2009, while the allowance to non-performing loans increased from 42% to 45%. Non-performing loans decreased $6.8 million to $182.4 million, or 7.76% of total loans, compared to $189.2 million, or 7.80% of total loans at March 31, 2009. Other real estate owned increased $9.4 million to $29.3 million during the second quarter of 2009, bringing total non-performing assets to $211.7 million at June 30, 2009.
Net interest income was $16.8 million for the second quarter of 2009, compared to $17.5 million for the first quarter of 2009, while the net interest margin was 2.34%, compared to 2.39% for the first quarter of 2009. Liability costs declined 10 basis points during the quarter, while earning asset yields declined 9 basis points. The decline in net interest income was primarily driven by lower levels of earning assets.
Commercial loan average balances decreased $26.7 million in the second quarter of 2009, or 5.8% on an annualized basis. This included declines in construction and land development of $84.2 million and commercial and industrial of $18.1 million, partially offset by an increase in commercial real estate of $75.6 million. The shift out of construction and land development loans to commercial real estate loans reflects the completion of construction for several of the projects securing these loans, net of payoffs and paydowns. Low cost deposit average balances increased $89.6 million during the second quarter of 2009 to $1.0 billion.
Non-interest income was $(5.3) million for the second quarter of 2009, compared to $5.5 million for the first quarter of 2009. The second quarter of 2009 included an OTTI charge on securities of $13.5 million, securities gains from sales of $1.5 million, and the $1.2 million reduction to non-interest income for the mark-to-market adjustment for the Treasury warrant. The securities gains were offset by prepayment penalties that were incurred to pay off higher costing repurchase agreements. The first quarter of 2009 included gains on the sale of five banking centers of $2.5 million and an OTTI charge on securities of $1.2 million, as well as a $4.7 million reduction to non-interest income for a mark-to-market adjustment for the Treasury warrant. Deposit service charges increased $0.6 million during the second quarter of 2009 from the first quarter of 2009.
Non-interest expense was $29.2 million for the second quarter of 2009, compared to $29.5 million for the first quarter of 2009. Increases during the second quarter of 2009 compared to the first quarter included FDIC insurance of $2.1 million, debt prepayment penalties of $1.5 million, professional fees of $0.3 million and severance of $0.4 million. These increases offset declines in loan expense of $2.8 million, employee benefits of $1.0 million, other real estate owned expense of $0.8 million, low income housing partnership losses of $0.2 million, and occupancy expenses of $0.2 million. The increase in FDIC insurance included the special assessment of $1.6 million.
The income tax benefit for the second quarter of 2009 was $7.5 million. The tax benefit was a result of the net loss, the impact of low income housing tax credits and tax free loan, municipal security and bank-owned life insurance income, partially offset by an $11.4 million federal and state income tax valuation allowance.
Integra Bank’s total risk based capital ratio was 9.74%, or adequately capitalized, while other ratios remain above the regulatory minimum for well-capitalized status. Integra Bank’s tier 1 risk based capital ratio was 8.47% and its tier 1 leverage ratio was 6.41%.
On April 9, 2009, the Financial Accounting Standards Board issued two Final Staff Positions (FSPs) that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. The Company adopted these FSPs effective April 1, 2009 and reversed $1.3 million for the non-credit portion of cumulative previously taken OTTI charges. The adoption was recognized as a cumulative effect adjustment that increased retained earnings and decreased accumulated other comprehensive income by $0.8 million, net of tax of $0.5 million, as of April 1, 2009. Implementing the new standard resulted in an increase in the amount of OTTI recognized in income for the period of $1.1 million.

Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on, Friday, July 31, 2009, at 8:00 a.m. CT. The telephone number for the conference call is 888-395-3241, confirmation code 6433156. The conference call will also be available by webcast at http://www.integrabank.com.
About Integra
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of June 30, 2009, Integra has $3.4 billion in total assets and operates 75 banking centers and 123 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the effects of the current recession in the markets in which we primarily do business; (2) changes in the interest rate environment that reduce our net interest margin; (3) unanticipated additional loan charge-offs and loan loss provisions; (4) our ability to maintain required capital levels and adequate sources of funding and liquidity; (5) additional declines in value of our investment securities portfolio, including adverse developments affecting the issuers of trust preferred and collateralized securities we hold; (6) changes and trends in capital markets; (7) competitive pressures from other depository institutions that increase our funding costs; (8) unanticipated effects or changes in critical accounting policies and judgments; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect us or the banking industry; (10) our ability to attract and retain key personnel; (11) our ability to fully utilize our deferred tax asset; (12) our ability to maintain security for confidential information in our computer systems and telecommunications network; (13) the effects of our participation in the Capital Purchase Program and possible changes to that program; (14) increases in insurance premiums we pay to the Federal Deposit Insurance Corporation; (15) our ability to comply with the terms of the formal agreement that Integra Bank entered into with the Office of the Comptroller of the Currency in May 2009; and (16) damage to our reputation as a result of the foregoing, including our ability to retain customers and attract new ones, our cost of funding and our level of liquidity as well as other factors we describe in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.
Contacts:
Mike Alley, Chairman and CEO — 812-461-5795
Martin Zorn, EVP-Chief Operating Officer and Chief Financial Officer — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
Web site:
http://www.integrabank.com

Summary Operating Results Data
Here is a summary of Integra’s second quarter 2009 operating results:
Net income (loss) available to common shareholders of $(43.9) million for second quarter 2009
•	Compared with $(28.5) million for first quarter 2009

•	Compared with $(0.90) million for second quarter 2008
Diluted net income (loss) per common share of $(2.12) for second quarter 2009
•	Compared with $(1.37) for first quarter 2009

•	Compared with $(.04) for second quarter 2008
Return on assets of (4.89)% for second quarter 2009
•	Compared with (3.25)% for first quarter 2009

•	Compared with (0.11)% for second quarter 2008
Return on common equity of (98.96)% for second quarter 2009
•	Compared with (56.62)% for first quarter 2009

•	Compared with (1.09)% for second quarter 2008
Net interest margin of 2.34% for second quarter 2009
•	Compared with 2.39% for first quarter 2009

•	Compared with 3.43% for second quarter 2008
Allowance for loan losses of $82.3 million or 3.50% of loans at June 30, 2009
•	Compared with $78.5 million or 3.24% at March 31, 2009

•	Compared with $31.8 million or 1.32% at June 30, 2008
•	Equaled 45.1% of non-performing loans at June 30, 2009, compared with 41.5% at March 31, 2009 and 63.0% at June 30, 2008
Non-performing assets of $211.7 million or 8.90% of loans and other real estate owned at June 30, 2009
•	Compared with $209.1 million or 8.55% at March 31, 2009

•	Compared with $56.4 million or 2.34% at June 30, 2008
Annualized net charge-off rate of 4.80% for second quarter 2009
•	Compared with 2.86% for first quarter 2009

•	Compared with 0.48% for second quarter 2008

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,	June 30,
	2009	2008	2008
ASSETS
Cash and due from banks	$312,233	$62,354	$92,114
Federal funds sold and other short-term investments	745	419	8,529
Loans held for sale (at lower of cost or market value)	10,535	5,776	6,045
Securities available for sale	427,403	561,739	565,459
Securities held for trading	20,230	—	—
Regulatory stock	29,137	29,155	29,181
Loans:
Commercial loans	1,767,149	1,850,043	1,744,943
Consumer loans	406,800	432,183	427,952
Mortgage loans	175,523	208,017	237,102
Less: Allowance for loan losses	(82,309)	(64,437)	(31,780)

Net loans	2,267,163	2,425,806	2,378,217
Premises and equipment	45,944	48,500	49,758
Goodwill	—	—	122,824
Other intangible assets	9,085	9,928	10,790
Other assets	225,925	213,423	138,293

TOTAL ASSETS	$3,348,400	$3,357,100	$3,401,210

LIABILITIES
Deposits:
Non-interest-bearing demand	$278,418	$284,032	$304,549
Savings & interest checking	733,123	600,374	563,853
Money market	312,445	301,411	386,341
Certificates of deposit and other time deposits	1,150,369	1,154,375	1,068,905

Total deposits	2,474,355	2,340,192	2,323,648
Short-term borrowings	240,918	415,006	370,913
Long-term borrowings	372,212	360,917	359,591
Other liabilities	35,313	36,194	27,594

TOTAL LIABILITIES	3,122,798	3,152,309	3,081,746

SHAREHOLDERS’ EQUITY
Preferred stock — no par, $1,000 per share liquidation preference — 1,000,000 shares authorized	81,844	—	—
Common stock — $1.00 stated value — 129,000,000 shares authorized	20,709	20,749	20,759
Additional paid-in capital	217,194	208,732	207,802
Retained earnings	(87,812)	(15,754)	99,610
Accumulated other comprehensive income (loss)	(6,333)	(8,936)	(8,707)

TOTAL SHAREHOLDERS’ EQUITY	225,602	204,791	319,464

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,348,400	$3,357,100	$3,401,210

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008
INTEREST INCOME
Interest and fees on loans and leases	$25,489	$25,952	$33,235	$35,201	$35,777
Interest and dividends on securities available for sale	5,830	6,474	6,811	6,605	6,909
Interest on securities held for trading	22	—	—	—	45
Dividends on regulatory stock	157	521	103	385	409
Interest on loans held for sale	127	103	85	88	90
Interest on federal funds sold and other investments	174	93	10	26	30

Total interest income	31,799	33,143	40,244	42,305	43,260

INTEREST EXPENSE
Interest on deposits	11,759	12,187	13,532	12,888	12,851
Interest on short-term borrowings	583	763	1,447	1,995	1,955
Interest on long-term borrowings	2,683	2,710	3,828	3,562	3,288

Total interest expense	15,025	15,660	18,807	18,445	18,094

NET INTEREST INCOME	16,774	17,483	21,437	23,860	25,166
Provision for loan losses	32,536	31,394	38,169	17,978	6,003

Net interest income after provision for loan losses	(15,762)	(13,911)	(16,732)	5,882	19,163

NON-INTEREST INCOME
Service charges on deposit accounts	5,035	4,413	5,436	5,884	5,059
Trust income	563	459	470	573	554
Debit card income-interchange	1,373	1,257	1,281	1,358	1,376
Other service charges and fees	951	1,093	1,142	1,103	1,315
Securities gains (losses)	(13,179)	(1,170)	(4,309)	13	(6,299)
Gain (Loss) on sale of other assets	(22)	2,496	(3)	(47)	(12)
Warrant fair value adjustment	(1,407)	(4,738)	—	—	—
Other	1,358	1,682	1,742	1,300	1,019

Total non-interest income	(5,328)	5,492	5,759	10,184	3,012

NON-INTEREST EXPENSE
Salaries and employee benefits	11,561	12,075	11,442	12,125	12,446
Occupancy	2,378	2,581	2,657	2,621	2,541
Equipment	808	849	875	974	955
Professional fees	2,057	1,730	1,816	1,390	1,317
Communication and transportation	1,091	1,161	1,248	1,223	1,371
Loan and OREO expense	1,888	5,448	1,028	870	430
Goodwill impairment	—	—	74,824	48,000	—
Debt prepayment fees	1,511	—	—	—	—
FDIC Assessment	3,005	950	479	163	76
Other	4,870	4,679	5,199	4,821	5,041

Total non-interest expense	29,169	29,473	99,568	72,187	24,177

Income (Loss) before income taxes	(50,259)	(37,892)	(110,541)	(56,121)	(2,002)
Income taxes expense (benefit)	(7,451)	(9,831)	(28,919)	(22,794)	(1,103)

NET INCOME (LOSS)	(42,808)	(28,061)	(81,622)	(33,327)	(899)

Preferred stock dividends and discount accretion	1,139	413	—	—	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(43,947)	$(28,474)	$(81,622)	$(33,327)	$(899)

Earnings (Loss) per common share:
Basic	$(2.12)	$(1.37)	$(3.97)	$(1.62)	$(0.04)
Diluted	(2.12)	(1.37)	(3.97)	(1.62)	(0.04)

Weighted average common shares outstanding:
Basic	20,715	20,732	20,569	20,567	20,554
Diluted	20,715	20,732	20,569	20,567	20,554

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
INTEREST INCOME
Interest and fees on loans and leases	$25,489	$35,777	$51,441	$74,559
Interest and dividends on securities available for sale	5,830	6,909	12,304	14,176
Interest on securities held for trading	22	45	22	570
Dividends on regulatory stock	157	409	678	785
Interest on loans held for sale	127	90	230	193
Interest on federal funds sold and other investments	174	30	267	68

Total interest income	31,799	43,260	64,942	90,351

INTEREST EXPENSE
Interest on deposits	11,759	12,851	23,946	29,243
Interest on short-term borrowings	583	1,955	1,346	4,121
Interest on long-term borrowings	2,683	3,288	5,393	8,303

Total interest expense	15,025	18,094	30,685	41,667

NET INTEREST INCOME	16,774	25,166	34,257	48,684
Provision for loan losses	32,536	6,003	63,930	9,637

Net interest income after provision for loan losses	(15,762)	19,163	(29,673)	39,047

NON-INTEREST INCOME
Service charges on deposit accounts	5,035	5,059	9,448	9,758
Trust income	563	554	1,022	1,113
Debit card income-interchange	1,373	1,376	2,630	2,619
Other service charges and fees	951	1,315	2,044	2,894
Securities gains (losses)	(13,179)	(6,299)	(14,349)	(6,275)
Gain (Loss) on sale of other assets	(22)	(12)	2,474	(12)
Warrant fair value adjustment	(1,407)	—	(6,145)	—
Other	1,358	1,019	3,040	3,649

Total non-interest income	(5,328)	3,012	164	13,746

NON-INTEREST EXPENSE
Salaries and employee benefits	11,561	12,446	23,636	24,840
Occupancy	2,378	2,541	4,959	5,101
Equipment	808	955	1,657	1,883
Professional fees	2,057	1,317	3,787	2,535
Communication and transportation	1,091	1,371	2,252	2,593
Loan and OREO expense	1,888	430	7,336	882
Debt prepayment fees	1,511	—	1,511	—
FDIC Assessment	3,005	76	3,955	154
Other	4,870	5,041	9,549	10,310

Total non-interest expense	29,169	24,177	58,642	48,298

Income (Loss) before income taxes	(50,259)	(2,002)	(88,151)	4,495
Income taxes expense (benefit)	(7,451)	(1,103)	(17,282)	421

NET INCOME (LOSS)	(42,808)	(899)	(70,869)	4,074

Preferred stock dividends and discount accretion	1,139	—	1,552	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(43,947)	$(899)	$(72,421)	$4,074

Earnings (Loss) per share:
Basic	$(2.12)	$(0.04)	$(3.50)	$0.20
Diluted	(2.12)	(0.04)	(3.50)	0.20

Weighted average shares outstanding:
Basic	20,715	20,554	20,717	20,545
Diluted	20,715	20,554	20,717	20,569

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008

EARNINGS DATA
Net Interest Income (tax-equivalent)	$17,327	$18,135	$22,111	$24,513	$25,821
Net Income (Loss)	(42,808)	(28,061)	(81,622)	(33,327)	(899)

COMMON SHARE DATA
Net Income (Loss)	(43,947)	(28,474)	(81,622)	(33,327)	(899)
Basic Earnings Per Share	(2.12)	(1.37)	(3.97)	(1.62)	(0.04)
Diluted Earnings Per Share	(2.12)	(1.37)	(3.97)	(1.62)	(0.04)
Dividends Declared	0.01	0.01	0.01	0.01	0.18
Tangible Book Value	6.50	8.21	9.39	9.22	8.95

PERFORMANCE RATIOS
Return on Assets	(4.89)%	(3.25)%	(9.57)%	(3.93)%	(0.11)%
Return on Common Equity	(98.96)	(56.62)	(119.82)	(41.36)	(1.09)
Net Interest Margin (tax-equivalent)	2.34	2.39	2.86	3.22	3.43
Tier 1 Risk-Based Capital	8.80	10.01	7.68	9.05	9.13
Total Risk-Based Capital	10.58	11.73	9.75	11.03	11.13
Tangible Common Equity to Tangible Assets	4.03	4.80	5.82	5.85	5.69
Efficiency Ratio	102.45	107.66	75.55	68.49	67.59

AT PERIOD END
Assets	$3,348,400	$3,555,533	$3,357,100	$3,356,842	$3,401,210
Interest-Earning Assets	2,837,522	3,005,489	3,087,332	3,026,227	3,019,211
Commercial Loans	1,767,149	1,828,731	1,850,043	1,808,343	1,744,943
Consumer Loans	406,800	409,255	432,183	431,106	427,952
Mortgage Loans	175,523	188,013	208,017	221,361	237,102
Total Loans	2,349,472	2,425,999	2,490,243	2,460,810	2,409,997
Deposits	2,474,355	2,580,043	2,340,192	2,385,794	2,323,648
Low Cost Deposits (1)	1,011,541	957,280	884,406	834,853	868,402
Interest-Bearing Liabilities	2,809,067	2,950,191	2,832,083	2,773,566	2,749,603
Shareholders’ Equity	225,602	261,502	204,791	276,588	319,464
Unrealized Gains (Losses) on Market Securities (FASB 115)	(5,575)	(5,150)	(8,509)	(17,515)	(7,737)

AVERAGE BALANCES
Assets	$3,513,409	$3,500,401	$3,393,237	$3,377,261	$3,371,944
Interest-Earning Assets (2)	2,961,516	3,053,716	3,087,179	3,038,943	3,022,425
Commercial Loans	1,813,743	1,840,457	1,836,979	1,776,275	1,704,492
Consumer Loans	407,757	418,640	432,380	429,042	422,804
Mortgage Loans	182,568	197,016	215,343	228,747	250,449
Total Loans	2,404,068	2,456,113	2,484,702	2,434,064	2,377,745
Deposits	2,575,429	2,513,377	2,410,344	2,345,027	2,307,609
Low Cost Deposits (1)	1,001,952	912,326	858,521	850,095	850,448
Interest-Bearing Liabilities	2,921,548	2,936,850	2,806,089	2,746,792	2,728,433
Shareholders’ Equity	259,923	233,951	270,998	320,522	330,587
Basic Common Shares	20,715	20,732	20,569	20,567	20,554
Diluted Common Shares	20,715	20,732	20,569	20,567	20,554

(1)	Defined as interest checking, demand deposit and savings accounts.

(2)	Includes securities available for sale and held for trading at amortized cost.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008

ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$175,840	$186,770	$150,002	$79,672	$50,162
Loans 90+ Days Past Due	6,573	2,444	897	5,514	312

Non-Performing Loans	182,413	189,214	150,899	85,186	50,474
Other Real Estate Owned	29,286	19,848	19,396	7,252	5,940

Non-Performing Assets	$211,699	$209,062	$170,295	$92,438	$56,414

Allowance for Loan Losses:
Beginning Balance	$78,525	$64,437	$41,766	$31,780	$28,590
Provision for Loan Losses	32,536	31,394	38,169	17,978	6,003
Recoveries	442	330	377	464	315
Loans Charged Off	(29,194)	(17,636)	(15,875)	(8,456)	(3,128)

Ending Balance	$82,309	$78,525	$64,437	$41,766	$31,780

Ratios:
Allowance for Loan Losses to Loans	3.50%	3.24%	2.59%	1.70%	1.32%
Allowance for Loan Losses to Average Loans	3.42	3.20	2.59	1.72	1.34
Allowance to Non-performing Loans	45.12	41.50	42.70	49.03	62.96
Non-performing Loans to Loans	7.76	7.80	6.06	3.46	2.09
Non-performing Assets to Loans and Other Real Estate Owned	8.90	8.55	6.79	3.75	2.34
Net Charge-Off Ratio	4.80	2.86	2.48	1.31	0.48

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	4.23%	4.26%	5.28%	5.70%	5.99%
Securities	4.87	5.02	5.21	5.12	5.01
Regulatory Stock	2.15	7.14	1.42	5.27	5.61
Other Earning Assets	10.90	8.85	5.74	3.25	3.89

Total Earning Assets	4.38	4.47	5.28	5.63	5.84

Cost of Funds
Interest Bearing Deposits	2.07	2.23	2.53	2.49	2.56
Other Interest Bearing Liabilities	2.02	1.94	3.04	3.18	2.95
Total Interest Bearing Liabilities	2.06	2.16	2.67	2.67	2.67

Total Interest Expense to Earning Assets	2.04	2.08	2.42	2.41	2.41

Net Interest Margin	2.34%	2.39%	2.86%	3.22%	3.43%